UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 4, 2006

CNL HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-24097 (Commission File Number)	59-3396369 (IRS Employer Identification No.)
420 South Orange Avenue, Suite 700, Orlando, Florida 32801 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (407) 650-1510

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

Grants of Deferred Share Awards and Approval of Forms of Agreement

On June 21, 2006, CNL Hotels & Resorts, Inc. (the “Company”) completed the merger (the “Merger”) of the Company and CNL Hospitality Corp., the Company’s external advisor prior to the Merger (the “Advisor”), whereby the Advisor was merged with and into CNL Hotels & Resorts Acquisition, LLC (now known as CNL Hotels & Resorts, LLC), a wholly-owned subsidiary of the Company, pursuant to the amended and restated agreement and plan of merger, entered into as of April 3, 2006, by and among the Company, the Advisor and the other parties thereto.

Effective on the effective date of the Merger, the following executive officers of the Company were granted deferred share awards, pursuant to the terms of each of their employment agreements with the Company and the applicable terms of the Company’s 2004 Omnibus Long-Term Incentive Plan: Thomas J. Hutchison III (Chief Executive Officer), John A. Griswold (President and Chief Operating Officer), C. Brian Strickland (Executive Vice President, Chief Financial Officer and Treasurer), Barry A. N. Bloom (Executive Vice President of Portfolio Management and Administration) and Greerson G. McMullen (Executive Vice President, Chief General Counsel and Corporate Secretary) (collectively, the “Executive Officers”).

On October 4, 2006, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) approved the forms of grant notice and award agreement for the deferred share awards to the officers of the Company with whom it has employment agreements. This form of the deferred share grant notice and this form of executive award agreement are attached hereto as Exhibits 10.1 and 10.2 and which are incorporated herein by reference. This description of the deferred share awards does not purport to be complete and is qualified in its entirety by reference to the forms of agreement and grant notice, which are filed herewith as Exhibits 10.1 and 10.2, the 2004 Omnibus Long-Term Incentive Plan and each employment agreement between the Company and the respective Executive Officer.

The amount of deferred shares granted, effective as of the effective date of the Merger, to each Executive Officer is indicated below:

Name	Number of Deferred Shares
Thomas J. Hutchison III	850,500
John A. Griswold	662,900
C. Brian Strickland	465,000
Barry A. N. Bloom	175,000
Greerson G. McMullen	131,250

Pursuant to the grant notices and the award agreements, with respect to approximately 18% of the total deferred shares listed in the schedule above, each Executive Officer becomes vested in the deferred shares as to 25% of such deferred shares on December 31st of 2006, 2007, 2008 and 2009, subject to the Executive Officer’s continued service with the Company. Pursuant to the grant notices and the award agreements, with respect to approximately 82% of the deferred shares listed in the schedule above, each Executive Officer vests in up to 1/7th of such deferred shares on December 31, 2006 and in up to 2/7th of such deferred shares for each of the years ending on December 31st of 2007, 2008 and 2009, with the amount of shares vesting being based on the achievement of the performance goals for the respective performance period. For 2006, the performance goals are adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted funds from operations (“FFO”), with seventy percent of the vesting based on adjusted EBITDA and thirty percent of the vesting based on adjusted FFO. For 2006, the performance-based vesting deferred shares vest as to: (i) approximately fifteen percent of the deferred shares upon achievement of the threshold level, (ii) approximately thirty percent of the deferred shares upon achievement of the target level and (iii) 100% of the deferred shares vest upon achievement of the superior level. The Compensation Committee will pro-rate the shares that vest for performance results that are between the performance levels. In addition, with respect to deferred shares that did not vest based on prior performance goals, such deferred shares may vest on December 31, 2009 upon achievement of cumulative performance goals for the performance period beginning with the start of the 2006 performance period and ending December 31, 2009, in addition, such deferred shares may vest as otherwise determined by the Compensation Committee. The vesting of the deferred share awards may be accelerated pursuant to the terms of each Executive Officer’s employment agreement with the Company. The Company’s common shares will generally be delivered no later than two and one-half months after the vesting of an installment of the deferred shares.

Under the terms of the deferred share award grant notices and the award agreements, each Executive Officer forfeits the unvested portion, if any, of his deferred shares if such Executive Officer’s service to the Company is terminated, except as otherwise provided for in the Executive Officer’s employment agreement or as may otherwise be determined by the Compensation Committee pursuant to the terms of the Company’s 2004 Omnibus Long-Term Incentive Plan.

This description replaces and supersedes the description of these awards for the Executive Officers in the Form 8-K dated June 20, 2006 and filed with the Securities and Exchange Commission on June 23, 2006.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Form of executive deferred share grant notice

10.2 Form of executive award agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.

Date: October 6, 2006	By:	/s/ Mark E. Patten
Name: Mark E. Patten
Title: Senior Vice President and Chief Accounting Officer

Exhibit Index

10.1 Form of executive deferred stock grant notice (filed herewith)
10.2 Form of executive award agreement (filed herewith)